Exhibit 99.1

Burlington Stores, Inc. Announces Fourth Quarter and Fiscal Year 2015 Results

•	Fiscal Year 2015 Adjusted Net Income per Share rose 26% to $2.31 vs. $1.83
•	Fiscal Year 2015 Net Sales exceeds $5 Billion, a Comparable Stores Sales increase of 2.1%, on Top of Last Year’s 4.9% Increase
•	Comparable Store Inventory decreased 6% and Turnover improved 10%
•	The Company expects Fiscal 2016 Comparable Stores Sales to increase 2.5% - 3.5% and Adjusted Net Income per Share in the range of $2.62 to $2.72

BURLINGTON, New Jersey; March 3, 2016 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the fourth quarter and fiscal year ended January 30, 2016.

Tom Kingsbury, President and Chief Executive Officer stated, “We are pleased with our 26% increase in Adjusted Net Income per Share, which was driven by our 5.9% total sales growth, expansion in AEBITDA margin, and share repurchase activity. In addition, we ended the year with reductions in both comparable store and aged inventories and began Fiscal 2016 with strong product offerings and significant open-to-buy to capitalize on the many opportunities we see in the market place.”

Fiscal 2015 Fourth Quarter Operating Results (for the 13 week period ended January 30, 2016 compared with the 13 week period ended January 31, 2015):

o

Comparable store sales increased 0.1%, which follows a comparable store sales increase of 6.7% in the Fiscal 2014 fourth quarter.  Comparable store sales excluding cold weather categories increased 4.0% vs. last year.

o

Net sales increased 3.7%, or $55.4 million, to $1,540.8 million.  This increase includes the 0.1% increase in comparable store sales, as well as an increase of $58.3 million from new and non-comparable stores.

o

Gross margin declined by 120 basis points to 41.0% during the fourth quarter of Fiscal 2015, driven by increased shrink and markdown expense.  During the quarter, product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were roughly flat to last year as a percentage of net sales.

o

SG&A, less product sourcing costs and adjustments consistent with our definition of Adjusted Net Income, as a percentage of net sales was 23.3%, which represented an approximate 100 basis points of improvement compared with the fourth quarter of Fiscal 2014.  This improvement was primarily driven by a reduction in incentive compensation and worker’s compensation and general liability insurance, partially offset by an increase in stock based compensation.

o

Other revenue/Other income decreased $6.7 million from last year to $9.6 million, driven by a reduction in income from third party fragrance sales within our stores as the Company transitions to an owned category. In addition, the fourth quarter of Fiscal 2014 included a favorable $3.2 million one-time legal settlement.
o

Adjusted EBITDA declined 0.2%, or $0.5 million, to $224.7 million. Gross margin contraction and a reduction of Other revenue/Other income, partially offset by sales growth and the improvement in SG&A as a percentage of net sales contributed to a 60 basis point decrease in Adjusted EBITDA as a percentage of net sales.

o	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $2.0 million to $38.9 million.
o

Interest expense improved $0.2 million to $14.8 million from last year, driven by interest savings realized as a result of our term loan debt repayments since January 31, 2015, offset by increased borrowings on our ABL.

o

Adjusted tax expense was $61.6 million compared to $64.3 million last year.  The adjusted effective tax rate was 36.0% vs. 37.1% last year.  The decrease in the effective tax rate was the result of an increase in federal hiring credits and a decrease in state tax rate.

o

Adjusted Net Income increased 0.3% to $109.3 million, or $1.49 per share vs. $1.43 per share last year.  Fully diluted shares outstanding were 73.4 million at the end of the quarter compared with 76.3 million outstanding last year.

Fiscal 2015 Operating Results (for the 52 week period ended January 30, 2016 compared with the 52 week period ended January 31, 2015):

o	Comparable store sales increased 2.1% following a 4.9% increase in Fiscal 2014.
o

Net sales increased 5.9%, or $284.4 million, to $5,098.9 million.  This increase includes the 2.1% increase in comparable store sales, as well as an increase of $198.2 million from new and non-comparable stores.

o

Gross margin expanded by 30 basis points to 40.0% from 39.7%.  This improvement was due to a reduction in markdown rate, which offset an approximate 30 basis point increase in product sourcing costs that are included in SG&A.

o

SG&A, less product sourcing costs and adjustments consistent with our definition of Adjusted Net Income, as a percentage of net sales was 26.7% vs. 27.2% last year.  The 50 basis point improvement was driven by a reduction of incentive compensation, store payroll and advertising, partially offset by an increase in stock based compensation.

o

Other Revenue/Other Income decreased $9.1 million from last year to $36.8 million, driven by a reduction in income from third party fragrance sales within our stores as the Company transitions to an owned category.  In addition, Fiscal 2014 included a favorable $3.2 million one-time legal settlement.

o

Adjusted EBITDA improved 8.0%, or $36.0 million, to $484.0 million. The 20 basis point expansion in Adjusted EBITDA as a percent of net sales was driven by sales growth coupled with a decrease in SG&A as a percentage of sales, partially offset by a decline in Other revenue/Other income.

o	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $6.3 million to $148.0 million.

o	Interest Expense improved $24.7 million to $59.0 million from last year, driven by interest savings realized as a result of the 2014 term loan refinancing and debt repayments since January 31, 2015.
o

Adjusted tax expense was $102.5 million compared with $84.2 million last year.  The adjusted effective tax rate was 37.0% vs. 37.8% last year.  The decrease in the effective tax rate was primarily driven by a decrease in state tax rate.

o

Adjusted Net Income increased 26% to $174.6 million vs. $138.6 million last year, or $2.31 per share vs. $1.83 per share last year.  Fully diluted shares outstanding were 75.4 million vs. 75.9 million shares last year.

Inventory:

o

Merchandise Inventories were $783.5 million vs. $788.7 million last year, primarily driven by a comparable store inventory decrease of 6%.  This decrease was partially offset by new store inventory at our 25 net new stores.   Pack and hold inventory represented 25% of inventory at quarter end versus 27% last year.

Share Repurchase Activity

o

During the fourth quarter, the Company invested $77.4 million of cash to repurchase 1.6 million shares of its common stock, bringing the total investment in share repurchases to $200.4 million for 3.9 million shares repurchased during Fiscal 2015.  At year end, the Company had $199.6 million remaining on its share repurchase authorization.

Full Year Fiscal 2016 and Q1 Outlook

For the full Fiscal Year 2016 (the 52-weeks ending January 28, 2017), the Company currently expects:

o	Net sales to increase in the range of 6.5% to 7.5%;
o	Comparable store sales to increase between 2.5% to 3.5%, inclusive of a 0.5% increase related to the transfer of our fragrance business from a leased to an owned category;
o	Adjusted EBITDA margin expansion of 20 to 30 basis points;
o	Interest expense of approximately $62 million;
o	Tax rate to approximate 37.8%;
o

Adjusted Net Income per Share in the range of $2.62 to $2.72, utilizing a fully diluted share count of approximately 73.2 million shares.  This compares with an Adjusted Net Income per Share of $2.31 in Fiscal 2015;

o	To open 25 net new stores.

For the first quarter of Fiscal 2016 (the 13 weeks ending April 30, 2016), the Company currently expects:

o	Net sales to increase in the range of 6.2% to 7.2%;
o	Comparable store sales to increase in the range of 2.5% to 3.5%;
o	Adjusted Net Income per Share in the range of $0.44 to $0.48, utilizing a fully diluted share count of approximately 72.9 million shares.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Tax Expense, Adjusted Net Income, and Adjusted Net Income per Share.  The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Fourth Quarter 2015 Conference Call

The Company will hold a conference call on Thursday, March 3, 2016 at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter and Fiscal 2015 results.  The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.  For those unable to participate in the conference call, a replay will be available beginning at 11:30 am ET, March 3, 2016 until 11:59 pm ET on March 10, 2016.  The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517.  The replay passcode is 1360504. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts.  In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company's website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Melissa Calandruccio

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands, except share and per share data)

	January 30,	January 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$20,915	$25,349
Restricted cash and cash equivalents	27,800	27,800
Accounts receivable—net of allowance for doubtful accounts of $272 and $111 at January 30, 2016 and January 31, 2015, respectively	38,571	49,716
Merchandise inventories	783,528	788,708
Deferred tax assets	—	37,229
Prepaid and other current assets	62,168	58,681
Total current assets	932,982	987,483
Property and equipment—net of accumulated depreciation and amortization	1,018,570	970,419
Tradenames	238,000	238,000
Favorable leases—net of accumulated amortization	238,753	266,397
Goodwill	47,064	47,064
Other assets	104,778	115,206
Total assets	$2,580,147	$2,624,569

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current assets:
Accounts payable	$598,199	$621,682
Other current liabilities	286,986	310,268
Current maturities of long term debt	1,403	1,167
Total current liabilities	886,588	933,117
Long term debt	1,303,497	1,249,276
Other liabilities	287,389	273,767
Deferred tax liabilities	201,695	234,360
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value: authorized: 50,000,000 shares; no shares issued and outstanding at January 30, 2016 and January 31, 2015	—	—
Common stock, $0.0001 par value:
Authorized: 500,000,000 shares at January 30, 2016 and January 31, 2015;
Issued: 76,711,663 shares at January 30, 2016 and 75,925,507 shares at and January 31, 2015;
Outstanding: 72,071,177 shares at January 30, 2016 and 75,254,682 shares at January 31, 2015	7	7
Additional paid-in-capital	1,395,863	1,370,498
Accumulated deficit	(1,275,972)	(1,426,454)
Accumulated other comprehensive loss	(8,992)	(1,744)
Treasury stock, at cost: 4,640,486 shares and 670,825 shares at January 30, 2016 and January 31, 2015, respectively	(209,928)	(8,258)
Total stockholders' deficit	(99,022)	(65,951)
Total Liabilities and Stockholders' Deficit	$2,580,147	$2,624,569

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
REVENUES:
Net sales	$1,540,769	$1,485,362	$5,098,932	$4,814,504
Other revenue	7,913	11,180	30,911	35,130
Total revenue	1,548,682	1,496,542	5,129,843	4,849,634
COSTS AND EXPENSES:
Cost of sales	909,212	858,741	3,059,641	2,900,819
Selling, general and administrative expenses	422,228	427,168	1,597,718	1,520,929
Costs related to debt amendments, secondary offerings and other	—	482	247	2,412
Stock option modification expense	248	521	1,368	2,940
Depreciation and amortization	45,012	43,239	172,099	167,580
Impairment charges-long-lived assets	4,207	1,726	6,111	2,579
Other income—net	(1,721)	(5,184)	(5,865)	(10,753)
Loss on extinguishment of debt	—	364	649	74,347
Interest expense (inclusive of gain (loss) on interest rate cap agreements)	14,807	15,023	58,999	83,745
Total cost and expenses	1,393,993	1,342,080	4,890,967	4,744,598
Income before income tax expense	154,689	154,462	238,876	105,036
Income tax expense	55,918	59,597	88,394	39,081
Net income	$98,771	$94,865	$150,482	$65,955

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	January 30,	January 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$150,482	$65,955
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	172,099	167,580
Impairment charges—long-lived assets	6,111	2,579
Amortization of deferred financing costs	2,868	6,057
Accretion of long-term debt instruments	809	1,579
Deferred income tax (benefit)	5,909	(30,940)
Non-cash loss on extinguishment of debt—write-off of deferred financing costs and original issue discount	649	28,051
Non-cash stock compensation expense	11,161	6,264
Non-cash rent expense	(24,143)	(19,463)
Deferred rent incentives	41,786	38,418
Excess tax benefit from stock based compensation	(11,941)	(15,461)
Changes in assets and liabilities:
Accounts receivable	1,263	(8,616)
Merchandise inventories	5,180	(68,658)
Prepaid and other current assets	(6,454)	27,546
Accounts payable	(23,483)	78,695
Other current liabilities	(10,642)	18,958
Other long term assets and long term liabilities	3,850	2,552
Other	1,957	1,239
Net cash provided by operating activities	327,461	302,335
INVESTING ACTIVITIES
Cash paid for property and equipment	(201,787)	(220,980)
Change in restricted cash and cash equivalents	—	4,300
Proceeds from sale of property and equipment and assets held for sale	4,250	174
Proceeds from sale of tax credits	2,805	—
Net cash used in investing activities	(194,732)	(216,506)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,607,400	962,500
Principal payments on long term debt—ABL Line of Credit	(1,503,300)	(899,200)
Proceeds from long term debt—Term B-3 Loans	—	1,194,000
Principal payments on long term debt—Term B-3 Loans	(50,000)	(33,000)
Principal payments on long term debt—Term B-2 Loans	—	(834,507)
Principal payments on long term debt—Holdco Notes	—	(128,223)
Principal payments on long term debt—Senior Notes	—	(450,000)
Purchase of treasury shares	(201,670)	(3,933)
Proceeds from stock option exercises	2,100	2,514
Excess tax benefit from stock based compensation	11,941	15,461
Deferred financing costs	(168)	(13,658)
Other	(3,466)	(5,418)
Net cash used in financing activities	(137,163)	(193,464)
Decrease in cash and cash equivalents	(4,434)	(107,635)
Cash and cash equivalents at beginning of period	25,349	132,984
Cash and cash equivalents at end of period	$20,915	$25,349
Supplemental disclosure of cash flow information:
Interest paid	$57,376	$100,047
Income tax payments - net	$84,676	$74,363
Non-cash investing activities:
Accrued purchases of property and equipment	$18,017	$21,878
Acquisition of capital lease	$409	$3,342

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA (earnings before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) costs related to debt amendments, secondary offerings and other, (iv) stock option modification expense, (v) advisory fees, (vi) depreciation and amortization (vii) impairment charges, (viii) amounts charged during the fourth quarter of Fiscal 2015 and Fiscal 2014 for certain ongoing litigation matters, (ix) taxes and (x) other unusual, non-recurring or extraordinary expenses, losses or charges) and Adjusted Tax Expense (income tax expense less the tax effect of the reconciling items to get to Adjusted Net Income (footnote (h) in the table below)), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, secondary offerings and other, (iii) stock option modification expense, (iv) loss on the extinguishment of debt, (v)  impairment charges, (vi)  advisory fees, (vii) amounts charged during the fourth quarter of Fiscal 2015 and Fiscal 2014 for certain ongoing litigation matters and (viii) other unusual, non-recurring or extraordinary expenses, losses or charges, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the twelve months ended January 30, 2016 compared with the twelve months ended January 31, 2015:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted Net Income:
Net income	$98,771	$94,865	$150,482	$65,955
Net favorable lease amortization (a)	6,090	6,361	24,130	25,960
Costs related to debt amendments, secondary offerings and other (b)	—	482	247	2,412
Stock option modification expense (c)	248	521	1,368	2,940
Loss on extinguishment of debt (d)	—	364	649	74,347
Impairment charges (e)	4,207	1,726	6,111	2,579
Advisory fees (f)	17	31	105	185
Litigation accrual(g)	5,600	9,280	5,600	9,280
Tax effect (h)	(5,671)	(4,699)	(14,137)	(45,081)
Adjusted Net Income	$109,262	$108,931	$174,555	$138,577
Fully diluted weighted average shares outstanding (i)	73,367	76,280	75,443	75,865
Adjusted Net Income per Share	$1.49	$1.43	$2.31	$1.83

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Consolidated Statements of Operations.

(b)	Costs are primarily related to our secondary offerings of common stock during Fiscal 2015 and Fiscal 2014
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)

For Fiscal 2015, amounts relate to the May 2015 prepayment on our Term Loan Facility. For Fiscal 2014, amounts relate to our August 2014 debt refinancing, our April 2014 partial redemption of our Holdco Notes and excess cash flow payment of our Term Loan Facility.

(e)	Represents impairment charges on long-lived assets.
(f)

For Fiscal 2015 and Fiscal 2014, amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital. Amounts are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statements of Operations.

(g)	Represents amounts charged during the fourth quarter of Fiscal 2015 and Fiscal 2014 for certain ongoing litigation matters.
(h)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (g).
(i)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is an Adjusted Net Loss position.

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the twelve months ended January 30, 2016 compared with the twelve months ended January 31, 2015:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted EBITDA:
Net income	$98,771	$94,865	$150,482	$65,955
Interest expense	14,807	15,023	58,999	83,745
Interest income	67	(7)	(25)	(38)
Loss on extinguishment of debt (d)	—	364	649	74,347
Costs related to debt amendments, secondary offerings and other (b)	—	482	247	2,412
Stock option modification expense (c)	248	521	1,368	2,940
Advisory fees (f)	17	31	105	185
Depreciation and amortization	45,012	43,239	172,099	167,580
Impairment charges (e)	4,207	1,726	6,111	2,579
Litigation accrual(g)	5,600	9,280	5,600	9,280
Tax expense	55,918	59,597	88,394	39,081
Adjusted EBITDA	$224,647	$225,121	$484,029	$448,066

The following table shows the Company’s reconciliation of income tax expense to Adjusted Tax Expense for the twelve months ended January 30, 2016 compared with the twelve months ended January 31, 2015:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Reconciliation of income tax expense to Adjusted Tax Expense
Income tax expense	$55,918	$59,597	$88,394	$39,081
Less tax effect of adjustments to net income	(5,671)	(4,699)	(14,137)	(45,081)
Adjusted Tax Expense	$61,589	$64,296	$102,531	$84,162